Exhibit 99.1

Company Contact: Peggy Tharp Director of Investor Relations (770) 657-6246

Superior Essex Announces Completion of Acquisition
of Nexans Canada’s Magnet Wire Operations

ATLANTA, GA, April 27, 2007 — Superior Essex Inc. (NASDAQ:  SPSX), one of the largest wire and cable manufacturers in the world, today announced that it has completed its acquisition of Nexans’ magnet wire operations in Simcoe, Ontario, Canada. The transaction consists of the acquisition of key operating assets, including inventory and property, plant and equipment.

“We see the acquisition of the Simcoe facility as directly aligned with our strategic objectives for our global Magnet Wire operations,” said Stephen M. Carter, chief executive officer of Superior Essex.  “The Simcoe facility is an industry leader in rectangular wires, including continuously transposed cable (CTC) and related products used primarily by large transformer manufacturers in high-performance power generators and transformers.  We believe that market demand will continue to be strong, driven by the growing investment by public utilities in the power grid.”

The Canadian business, when combined with the operations of the Company’s pending Tianjin, China acquisition and its current European magnet wire operations, will make Superior Essex a global leader in this growing, energy-related market segment.  It is a natural progression for Superior Essex’s business, and the acquisition should allow the Company to better serve its customers with a larger asset and technology base.

About Superior Essex

Superior Essex Inc., a FORTUNE 1,000 company, is one of the largest wire and cable manufacturers in the world.  The Company manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire and related distribution markets.  It is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEMs) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities.  Additional information on the Company can be found on its Web site at www.superioressex.com.